EXHIBIT 10.30
FORM OF
EMPLOYMENT AGREEMENT
     As a condition of continued employment, this Employment Agreement (“Agreement”) is made and entered into as of the 24th day of April 2007 (“Effective date”) by and between Planet Technologies, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and FRANCESCA DiNOTA (the “Employee”) to serve as Vice President, Chief Financial Officer and Secretary of the Company for a term of three (3) years from the Effective Date.
1. Duties
     The Employee will be expected to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, including those duties normally associated with the position of Chief Financial Officer and will render such services and perform such duties as shall reasonably be assigned, from time to time, by the Company’s Board of Directors. The Employee will work at the facility located in Ridgefield, Connecticut.
2. Base Salary and Benefits
     The base salary will be $132,000 per annum, less payroll deductions and all required withholding payable weekly on the Company payroll. You will be eligible for annual salary increases on August 1, 2007 and then a prorata adjustment on January 1, 2008 and annually thereafter in line with performance and the Company’s guidelines for each year.
     The Company will pay for 100% of the Employee’s healthcare premiums and reimburse the employee for use of cell phone, and other pertinent business expenses and be eligible for the Company’s standard benefits. The Company may modify its benefits from time to time, as it deems necessary. In addition to the base salary, the Employee will be eligible to earn a discretionary annual performance bonus (“Bonus”) at the discretion of the Company’s Board. The Employee must be employed by the Company throughout the year to be eligible for the Bonus. The Bonus will be pro-rated in the event the Employee is terminated without Cause, but will not be eligible if she resigns or your employment is terminated with Cause (as defined below) prior to the date on which the Bonus is awarded.
     3. Stock Options
On an annual basis and subject to the approval of the Board of Directors, you will be eligible for a stock option grant under the terms of the Company’s 2000 Stock Incentive Plan. The Option will be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as mended. The option is governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the common stock established on the date of the grant. The Option will be subject to vesting over four (4) years so long as the employee provides continuous service to the Company in accordance with the Plan, according to the following schedule: 1/4 of the shares subject to the Option will vest upon your 12 month anniversary and 1/48th of the shares subject to the Option will vest at the end of each monthly period thereafter for a period of three (3) years. If employment is terminated without Cause during the term of this Agreement, then this Option grant will become fully vested.
4. Loyal and Conscientious Performance; Non-competition.
     During the Employee’s employment by the Company, the employee shall devote their full business energies, interest, abilities and productive time to the proper and efficient performance of their duties under this Agreement; provided that, they shall not be precluded from engaging in civic, charitable or religious activities which do not present any conflict of interest with the Company or affect her performance of duties for the Company.

     Except with the prior written consent of the Board, she will not, during the term of this Agreement, and any period during which she is receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to section 6 herein, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company.
     During the term of this Agreement, employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the employee to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any other company, person or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Employee, as a passive investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on the national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.
5. Termination
     (1) The Company may terminate the Employee’s employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination, subject to the provisions stated herein. Similarly, the Employee may terminate their employment with the Company at any time at their election, at their sole discretion, for any or no reason. The “at will” nature of the employment relationship may not be modified except by a written agreement signed by the Chief Executive Officer of the Company. In the event the Company terminates Employee’s employment hereunder for Cause, the Company shall pay all compensation benefits due to the Employee pursuant to this Agreement through the date of termination.
     (2) If the Company terminates Employee’s employment without Cause (as defined herein) at any time during the term of employment, then upon Employee furnishing to the Company an effective release and waiver of claims and continued compliance with Section 4 herein and their Proprietary Information and Inventions Agreement with Company, Employee shall be entitled to receive a severance payments in the form of continuation of the base salary in effect at the time of termination, subject to standard deductions and withholdings, for the period of six (6) months, except in the case of a merger or acquisition and then it would be for a period of 9 (nine) months.
     (3) Voluntary Termination. In the event of a termination of employment by the Employee on her own initiative shall be effective upon 30 days prior written notice to the Company and if such notice is given and honored it shall not be deemed a breach of this Employment Agreement.
     (4) Termination of Employment Upon Change In Control
(a)	If following a Change in Control, the Employee’s employment is terminated for any reason other than for Cause or modified such that:
(1)	the assignment to Employee of duties substantially inconsistent with her position as set forth herein, or a substantial adverse alteration in the nature or status of her responsibilities;

(2)	a reduction by the Company of Employee’s Annual salary or bonuses as provided for under this Agreement or as the same may be increased from time to time;
     ,the Employee shall be entitled to the payments and benefits provided in Section 2 above.
(b)	The Employee shall forfeit any rights granted pursuant to this Section 4 if the Employee accepts a written offer to remain with the surviving company..

6. Definitions
     (a) For purposes of this Agreement, “Cause” for the Company to terminate the Employee’s employment hereunder shall mean, but not limited to the occurrence of any of the following events:
(1) the Employee’s repeated failure to satisfactorily perform reasonably assigned job duties on behalf of the Company;
(2) the Employee’s commission of an act that materially injures the business of the Company
(3) the Employee’s refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report;
(4)the Employee’s charge of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;
(5)the Employee’s engagement or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any material provisions of this Agreement or the Proprietary Information and Inventions Agreement with the Company or
(6)the Employee’s commission of any fraud against the Company, employees, agents, or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company.
A “Change in Control” shall mean the occurrence of any one of the following events:
     (a) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (other than the Employee or entities controlled by the Employee), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting power of the Company;
     (b) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);
     (c) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting power of the combined company; or
     (d) the majority of the Board consists of individuals other than “incumbent directors,” which term means members of the Board as of the date of this Employment Agreement, except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director.
7. Company Policy
     The Employee will be expected to abide by Company roles and policies. The Company’s policies may be modified from time to time at the sole discretion of the Company, with the exception of the Company’s “at will” employment policy, which may only be modified by a signed agreement with the Company’s Chief Executive Officer.
     Normal working hours are 40 hours per week, Monday through Friday. As an exempt salaried employee, the Employee will be expected to work additional hours as required by the nature of your work assignments.
8. Proprietary Information and Inventions Agreement
     As a condition of employment, the Employee will be required to sign and comply with the Proprietary information and Inventions Agreement, attached herein as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things.

9. Entire Agreement
     This Agreement, together with the Proprietary Information and Inventions Agreement and the stock documents referred to herein, forms the complete and exclusive statement of the terms of the Employee’s employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to the Employee by anyone, whether oral or written.
10. Governing Law
     This Agreement will be governed by and construed according to the laws of the State of Connecticut. The Employee is hereby expressly consent to the personal jurisdiction of the state and federal courts located in Connecticut for any lawsuit filed there against the Employee by the Company arising from or related to this Agreement.
11. Successors and Assigns
     This Agreement will be binding on the Employee’s heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors, and assign. The term “Company” as used herein shall include such successors and assign to the extent applicable.
     As required by law, this offer is subject to satisfactory proof of the Employee’s right to work in the United States. Please sign and date this Agreement, and return it to me as soon as possible, if the Employee wish to accept employment with the Company under the terms described above.

PLANET TECHNOLOGIES, INC.

By:

Scott L. Glenn
Chairman and Chief Executive Officer

Accepted:

Date

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